Exhibit 21.1

List of Subsidiaries of Registrant

Corporacion Navios S.A.	Uruguay
Nauticler S.A.	Uruguay
Compania Naviera Horamar S.A.	Argentina
Compania de Transporte de Fluvial Internacional S.A.	Uruguay
Ponte Rio S.A.	Uruguay
Petrovia Internacional S.A.	Uruguay
Merco Par S.A.C.I.	Paraguay
Petrolera San Antonio S.A.	Paraguay
Stability Oceanways S.A.	Panama
Navarra Shipping Corporation	Marshall Islands
Pelayo Shipping Corporation	Marshall Islands
Varena Maritime Services S.A.	Panama
HS Tankers Inc.	Panama
HS Navigation Inc.	Panama
HS Shipping Ltd. Inc.	Panama
HS South Inc.	Panama
Navios Logistics Finance (US) Inc.	Delaware
Energias Renovables del Sur S.A.	Uruguay
Hidronave South American Logistics S.A.	Brazil
Horamar do Brasil Navegação Ltda.	Brazil
Honey Bunkering S.A	Panama
Naviera Alto Parana S.A.	Paraguay
Edolmix S.A.	Uruguay
Cartisur S.A.	Uruguay
NP Trading S.A.	British Virgin Islands
Ruswe International S.A.	Uruguay
Delta Naval Trade S.A.	Panama
Terra Norte Group S.A.	Paraguay
Corporacion Navios Granos S.A.	Uruguay
Docas Fluvial do Porto Murtinho S.A.	Brazil
Siriande S.A.	Uruguay
Grimaud Ventures S.A.	Marshall Islands